May 21, 2007	MEDIA AND INVESTOR RELATIONS CONTACT:	Karen Taylor
	Phone:	303/633-2913
	24-Hour:	303/809-9160

DCP MIDSTREAM AND DCP MIDSTREAM PARTNERS ANNOUNCE ACQUISITIONS

•	DCP Midstream expands operating footprint into new basins with $635 million acquisition
•	DCP Midstream Partners agrees to acquire certain assets from general partner for $165 million

DENVER - DCP Midstream, LLC today announced an agreement to acquire the stock of Momentum Energy Group Inc. (MEG) for $635 million, subject to closing adjustments. MEG is a portfolio company of investment firms including Yorktown Energy Partners LLC, Banc of America Capital Investors and Lehman Brothers MLP Partners, L.P. Contingent upon the closing of the transaction between DCP Midstream and MEG, DCP Midstream Partners (NYSE: DPM), or the Partnership, will acquire certain subsidiaries of MEG from DCP Midstream for $165 million, subject to closing adjustments. DCP Midstream, LLC owns the general partner of the Partnership. Both transactions are expected to close during the third quarter of this year. These transactions mark the combined enterprise’s entry into three prominent producing basins: Fort Worth, Piceance and Powder River.

Assets Acquired by DCP Midstream, LLC
MEG has established quality asset positions in the following basins:
•	Fort Worth Basin
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The 150-mile Tolar system gathers and processes natural gas produced from the prolific Barnett Shale formation, serving over 300,000 dedicated acres in Parker, Hood, Erath, Palo Pinto and Somervell counties in Texas. Both the gathering system and processing plant with current capacity of 80 million cubic feet per day (MMcfd) are under expansion to accommodate increased drilling.

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•	Piceance Basin
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The 31-mile Collbran Valley Gas Gathering system joint venture, in which MEG owns a 70 percent interest, gathers and processes natural gas from over 20,000 dedicated acres in the southern Piceance Basin in western Colorado. The processing facility capacity is currently being expanded from 60 MMcfd to 120 MMcfd. The other partners in the joint venture, Laramie Energy and Delta Petroleum, are also producers on the system.

•	Powder River Basin
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The 1,324-mile Douglas gas gathering system gathers approximately 30 MMcfd of gas and covers more than 4,000 square miles of the Powder River Basin in Wyoming. Also included is the idle Painter Unit fractionator and Millis terminal, and associated NGL pipelines currently leased to a third party in southwest Wyoming.

“This acquisition is consistent with our new basin growth strategy. In addition to extending our operating footprint into three prominent basins, we believe the acquisition will create substantial economic value for DCP Midstream and DCP Midstream Partners,” said William Easter III, chairman, president and CEO of DCP Midstream. “As importantly, we believe we can help the producers on these systems maximize their value. We have relationships with several of the existing producers. We look forward to partnering with them and providing outstanding customer service in the process.”

DCP Midstream plans to finance the acquisition with debt. Merrill Lynch & Co. acted as exclusive financial advisor to DCP Midstream on the acquisition.

Assets Acquired by DCP Midstream Partners
The Partnership will acquire the Piceance Basin assets, which include the 70 percent operated interest in the Collbran Valley Gas Gathering system joint venture, the Powder River Basin assets, which include the Douglas gas gathering system, and Painter Unit fractionator and related facilities from DCP Midstream, LLC, for $165 million, subject to closing adjustments and contingent upon the close of DCP Midstream’s purchase of MEG.

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DCP Midstream will manage and operate these assets on the Partnership’s behalf.

“This transaction allows us to continue to deliver exceptional value to our unitholders by growing and diversifying our business into new operating areas while providing immediate accretion to distributable cash flow. Furthermore, this transaction is expected to deliver future opportunities to deploy growth capital in these new basins,” said Mark Borer, president and CEO of the Partnership.

The Partnership plans to finance the acquisition from DCP Midstream with a combination of equity, cash and debt.

This acquisition by the Partnership is distinct from the previously announced approximately $250 million acquisition from DCP Midstream targeted for the end of the second quarter.

DCP Midstream, LLC, headquartered in Denver, Colorado, is one of the nation's largest natural gas gatherers and processors, and one of the largest natural gas liquids (NGLs) producers and NGL marketers. DCP Midstream operates in 16 states across the five largest natural gas producing regions in the United States.  DCP Midstream is a 50:50 joint venture between Spectra Energy and ConocoPhillips. For more information, visit the DCP Midstream Web site at www.dcpmidstream.com.

DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership that gathers, processes, transports and markets natural gas and natural gas liquids and is a leading wholesale distributor of propane. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LLC, which is wholly owned by DCP Midstream, LLC, a joint venture between Spectra Energy and ConocoPhillips. For more information, visit the DCP Midstream Partners, LP Web site at http://www.dcppartners.com.

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This press release may contain or incorporate by reference forward-looking statements as defined under the federal securities laws regarding DCP Midstream Partners, LP, including projections, estimates, forecasts, plans and objectives. Although management believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond our control. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Partnership’s actual results may vary materially from what management anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on the Partnership’s results of operations and financial condition are:
•	the level and success of natural gas drilling around our assets and our ability to connect supplies to our gathering and processing systems in light of competition;
•	our ability to grow through acquisitions, asset contributions from our parents, or organic growth projects, and the successful integration and future performance of such assets;
•	our ability to access the debt and equity markets;
•	fluctuations in oil, natural gas, propane and other NGL prices; our ability to purchase propane from our principal suppliers for our wholesale propane logistics business; and
•	the credit worthiness of counterparties to our transactions.

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Investors are encouraged to closely consider the disclosures and risk factors contained in the Partnership’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Information contained in this press release is unaudited, and is subject to change.

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